EXHIBIT 35.1

SERVICER COMPLIANCE STATEMENT
Bank of America, National Association
BA Credit Card Trust

The undersigned, a duly authorized officer of Bank of America, National Association (the “Bank”), as Servicer pursuant to the Third Amended and Restated Pooling and Servicing Agreement, dated as of October 1, 2014, as amended by the First Amendment to Third Amended and Restated Pooling and Servicing Agreement, dated as of July 8, 2015 (as so amended, and as further amended, supplemented, or otherwise modified from time to time, the “Pooling and Servicing Agreement”) each by and between the Bank and The Bank of New York Mellon, as trustee (the “Trustee”), as supplemented by the Fourth Amended and Restated Series 2001-D Supplement, dated as of October 1, 2014 (as amended, supplemented or otherwise modified from time to time, the “Supplement”), by and between the Bank and the Trustee, and the Third Amended and Restated Indenture, dated as of October 1, 2014, as amended by the First Amendment to Third Amended and Restated Indenture, dated as of July 8, 2015 (as so amended, and as further amended, supplemented, or otherwise modified from time to time, the “Indenture”) by and between BA Credit Card Trust and The Bank of New York Mellon, as indenture trustee, does hereby certify that:

1.	The Bank is Servicer under the Pooling and Servicing Agreement.

2.	The undersigned is duly authorized as required pursuant to the Pooling and Servicing Agreement and the Supplement to execute and deliver this Certificate to the Trustee.

3.	This Certificate is delivered pursuant to Section 3.05 of the Pooling and Servicing Agreement and Section 20 of the Supplement.

4.	During the twelve-month period ended June 30, 2015 (the “Reporting Period”) a review of the Servicer’s activities and of its performance under the Pooling and Servicing Agreement, the Supplement and the Indenture has been made under my supervision.

5.	To the best of my knowledge, based on such review and as more fully set forth in Appendix A attached hereto (which describes two payment prioritization methodologies utilized by the Bank when servicing credit card accounts), the Servicer has fulfilled all of its obligations under the Pooling and Servicing Agreement, the Supplement and the Indenture in all material respects throughout the Reporting Period.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate this 22nd day of September 2015.

By:	/s/ Joseph L. Lombardi
Name: Joseph L. Lombardi
Title: Vice President

Appendix A

Variances in Trust Reporting Compared with Cardholder Reporting

Prior to February 5, 2015, BANA utilized two payment prioritization methodologies when servicing credit card accounts.  The cardholder cycle payment methodology was utilized for customer calculations such as balance subject to finance charge, finance charges billed, and statement balance reporting functions.  The daily trust payment methodology was utilized for reporting on the assets in the BA Master Credit Card Trust II portfolio.

The two previously utilized methodologies agreed on the total outstanding balance and total payments received for each credit card account, but they varied with respect to the component principal receivable and finance charge receivable balances.  This variance was primarily due to differences in the prioritization applied to payments and credit adjustments under each of the two methodologies.  Please refer to the endnotes to Exhibit 99.1 in the registrant’s distribution report on Form 10-D, filed with the SEC on March 16, 2015, for a description of the two payment prioritization methodologies previously utilized by BANA.

BANA does not consider differences in the prioritization applied to payments and credit adjustments under each of the two methodologies, or the resulting variance in the component principal receivable and finance charge receivable balances, to have constituted a failure to fulfill its obligations under the Pooling and Servicing Agreement, the Supplement and the Indenture in all material respects, so long as payments and credit adjustments were applied correctly under each of the methodologies.

On February 5, 2015, BANA implemented a systems initiative that consolidated these methodologies into a single payment prioritization methodology.  This consolidated methodology prioritizes payments and credit adjustments to balances similar to the cardholder methodology but does so on a daily basis similar to the trust methodology.